For Immediate Release                  Contact: John Jackson 212-521-5916


New York, New York; May 22,1997.    Norbert Becker, President and Chief
Operating Officer of Renaissance Cosmetics, Inc. issued a statement this morning announcing that Dr. Thomas V. Bonoma, Chairman, Chief Executive Officer and founder of Renaissance Cosmetics, died suddenly last evening, May 21, 1997.

Mr. Becker said, "We mourn the unexpected loss of our friend and Chairman, whose vision and energy created Renaissance. The management team that Tom so carefully assembled and empowered will continue to work to make his dreams a reality."

Renaissance Cosmetics, Inc. was founded in June of 1994, inspired by Dr. Bonoma's business philosophy based on the inherent strength of brand equity. In less than three years, Dr. Bonoma's strategy of revitalizing underperforming and undermarketed brands has enabled Renaissance to acquire fragrance and cosmetics brands representing annualized net sales in excess of $280 million. He carefully assembled a seasoned management team which has made Renaissance a leader in the mass market artificial nail care and fragrance categories.

William Kidd, who co-founded Renaissance Cosmetics with Dr. Bonoma and represents the Company's largest shareholder, stated, "We are all grateful for the opportunity to have known and worked with Tom Bonoma, who was a true visionary and one of the most talented businessmen I've ever known. It is a tribute to his management skill and foresight that he assembled a management team that is one of the strongest in the industry and, with them, built a business platform that is well on its way to being a dominant player in the mass market fragrance and cosmetics arena."


Mr. Kidd continued, "Tom Bonoma was an extraordinary man who created a powerfully focused management culture and business strategy at Renaissance Cosmetics. I will work with and fully support Norbert Becker and the rest of the Renaissance team as they continue to enhance the success that they've already achieved. I have every confidence that Renaissance Cosmetics will be a shining legacy to Tom Bonoma's business philosophies and vision."

Dr. Bonoma is survived by his wife Elaine and their sons Thomas, Matthew, Benjamin and Jonathan.